Exhibit 21.1

SUBSIDIARIES OF MGT CAPITAL INVESTMENTS, INC.

Name of Subsidiary	Jurisdiction of Organization

MGT Capital Investments (UK) Limited	England and Wales
MGT Investments (Gibraltar) Limited	Gibraltar
Medicsight ltd	England and Wales
Medicsight Nominees Limited	England and Wales

Subsidiaries of Medicsight ltd

Medicsight KK	Japan
Medicsight Pty Limited	Australia
Medicsight FZE	UAE
MedicEndo Limited	UAE
MedicCO2LON Limited	UAE
Medicsight UK Limited	UK
Medicsight, Inc.	US

Subsidiaries of MGT Capital Investments (UK) Limited

MGT Capital Investments Limited	England and Wales